SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                          SCHEDULE 13G

     Information Statement Pursuant to Rules 13d-1 and 13d-2
          Under the Securities and Exchange Act of 1934
                       (Amendment No.1 )*

                      PNC Bank Corporation
                        (Name of Issuer)

                           Common Stock
                 (Title of Class of Securities)

                           693475 10 5
                         (CUSIP Number)




Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)

                 (Continued on the following page(s))
                       Page 1 of 9  Pages

______________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 693475 10 5          13G             Page 2 of 9 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Warren E. Buffett    ###-##-####

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               United States Citizen


9       Aggregate Amount Beneficially Owned By Each Reporting
         Person
               Less than five percent of the shares of Common Stock


12       Type Of Reporting Person*
               IN

CUSIP No. 693475 10 5          13G             Page 3 of 9 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Berkshire Hathaway Inc.    04-2254452

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Delaware Corporation


9       Aggregate Amount Beneficially Owned By Each Reporting
         Person
               Less than five percent of the shares of Common Stock

12       Type Of Reporting Person*
               HC, CO

CUSIP No. 693475 10 5          13G             Page 4 of 9 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

         Central States of Omaha Companies, Inc.    47-0600248

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska Corporation


9       Aggregate Amount Beneficially Owned By Each Reporting
         Person
               Less than five percent of the shares of Common Stock

12       Type Of Reporting Person*
               HC, CO

CUSIP No. 693475 10 5          13G             Page 5 of 9 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               National Indemnity Company    47-0355979

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska Corporation


9       Aggregate Amount Beneficially Owned By Each Reporting
         Person
               Less than five percent of the shares of Common Stock

12       Type Of Reporting Person*
               IC, CO

CUSIP No. 693475 10 5          13G             Page 6 of 9 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Columbia Insurance Company    47-0530077

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska Corporation


9       Aggregate Amount Beneficially Owned By Each Reporting
         Person
               Less than five percent of the shares of Common Stock

12       Type Of Reporting Person*
               IC, CO

CUSIP No. 693475 10 5          13G             Page 7 of 9 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

         Central States Indemnity Co. of Omaha    47-0591908

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Nebraska Corporation


9       Aggregate Amount Beneficially Owned By Each Reporting
         Person
               Less than five percent of the shares of Common Stock

12       Type Of Reporting Person*
               IC, CO

CUSIP No. 693475 10 5          13G             Page 8 of 9 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               The Fechheimer Brothers Company    31-1000330

2        Check The Appropriate Box If A Member Of A Group*
               (a)  [ ]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization

               Delaware Corporation


9       Aggregate Amount Beneficially Owned By Each Reporting
         Person
               Less than five percent of the shares of Common Stock

12       Type Of Reporting Person*
               CO

CUSIP No. 693475 10 5          13G             Page 9 of 9 Pages

Item 5 of the Schedule 13G previously filed by the undersigned with respect to the common stock of PNC Bank Corporation is hereby amended as follows:

Item 5.  Ownership of Five Percent or Less of a Class.
               If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [x].




                            SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 14th day of February, 1996.


                                  /s/ Warren E. Buffett
                                  Warren E. Buffett


                                  BERKSHIRE HATHAWAY INC.,
                                  NATIONAL INDEMNITY COMPANY and
                                  COLUMBIA INSURANCE COMPANY


                                  By: /s/ Warren E. Buffett
                                    Warren E. Buffett
                                    Chairman of the Board of the
                                    above-named corporations


                                  CENTRAL STATES OF OMAHA
                                  COMPANIES, INC., CENTRAL STATES
                                  INDEMNITY CO. OF OMAHA and THE
                                  FECHHEIMER BROTHERS COMPANY


                                  By: /s/ Warren E. Buffett
                                    Warren E. Buffett
                                    Attorney-in-Fact